Exhibit 99.1

For Further Information:

AT THE COMPANY:	AT FRB:
Joe Gisch	Lasse Glassen	Jill Fukuhara
Chief Financial Officer	General Information	Investor/Analyst Information
(714) 688-7200	(310) 407-6517	(310) 407-6539
	lglassen@webershandwick.com	jfukuhara@webershandwick.com

FOR IMMEDIATE RELEASE
October 12, 2004

DDI CORP. COMMENTS ON REVISED THIRD QUARTER 2004 OUTLOOK

ANAHEIM, CA, October 12, 2004 — DDi Corp. (Nasdaq: DDIC), a leading provider of technologically advanced engineering and manufacturing services, today commented on its revised outlook for the third quarter ended September 30, 2004. Based on information currently available, the Company believes that third quarter revenue will come in below its original expectations, which were for net sales of $75 million to $78 million. For the third quarter, the Company now expects to report net sales in the $72 million to $73 million range, down from $75.5 million for the second quarter 2004.

“The sequential decline expected in our third quarter revenue is largely the result of softness in the North American PCB market,” said Chief Executive Officer Bruce McMaster. “For quick-turn orders — those with lead-times of 10 or fewer days — average pricing was relatively flat, but unit volume fell from the preceding quarter. For longer-lead orders, average pricing and unit volume both declined. Order volume has shown a modest improvement through the first part of October.”

McMaster continued, “Due to our centralized work allocation system, which we have been developing over the past year, we are able to align the type of orders that we receive with the DDi facilities best suited for that type of work and to make appropriate adjustments to our workforce. Recently, the Company took steps to reallocate orders among its facilities. In connection with that reallocation of orders and the Company’s expectations regarding near-term order demand, the Company announced a workforce reduction of up to 175 employees at its Milpitas manufacturing facility, partially offset by the expected addition of a small number of employees across the Company’s other facilities. Details of these actions were announced on October 8, 2004.”

Due to the shortfall in revenues discussed above and to the impact of the significant fixed costs in our business, the Company expects that it will report an adjusted net loss (including the impact of Sarbanes-Oxley Section 404 implementation costs) of between $(0.08) and $(0.10) per diluted share, as compared to an original expectation of adjusted net income ranging from $0.04 and $0.07 per diluted share.

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.
The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

DDi Corp.
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McMaster concluded, “We believe that the operational improvements we have taken will significantly improve our cost structure and financial performance. By taking a measured, yet timely, response to the market changes, we feel that we are retaining the capacity and capabilities that will be needed to take advantage of opportunities resulting from a return of growth in the market. We view the weakness in demand in the latter part of the third quarter as a temporary correction in the larger recovery cycle of the North American PCB market.”

DDi expects to announce final third quarter 2004 results on October 27, 2004, at which time guidance for the fourth quarter of 2004 will be provided.

To discuss today’s announcement in further detail, management will host a brief conference call and simultaneous webcast today, Tuesday, October 12, 2004, at 2:00 p.m. Pacific/ 5:00 p.m. Eastern time. Interested participants and investors may access the teleconference by dialing 800-218-0713 (domestic) or 303-262-2130 (international). There will also be a live webcast of the call. To listen to the webcast, log on to the DDi web site at www.ddiglobal.com, go to the Investor Relations main page and click on the link under Webcasts. For those who cannot listen to the live broadcast, a phone replay will be available through October 19, 2004 by dialing (800) 405-2236 or (303) 590-3000 and entering the passcode # 11011509. The online replay will also be available on www.ddiglobal.com.

About DDi Corp.
DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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